Exhibit 10.23

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

Purchase Contract of Wind Turbine Generator System

Designation: 1.0MW Wind Turbine Generator System
Model: GCN1000

Contract Number: GCN200909-GH-01

Buyer: Shenzhen Guohan Investment (Group) Co., Ltd.
Seller: Wuhan Guoce Nordic New Energy Co., Ltd.

December 1, 2009

Contract Number: GCN200909-GH-01

Contracting parties:	Party A (hereinafter referred to as Buyer): Shenzhen Guohan Investment (Group) Co., Ltd.

Party B (hereinafter referred to as Seller): Wuhan Guoce Nordic New Energy Co., Ltd.

The Buyer and Seller have reached agreement and agreed to sign the Contract in accordance with the following articles.

1	Definitions

The terms used in this document and in the appendix are hereby defined.

1.1	“Buyer” refers to Shenzhen Guohan Investment (Group) Co., Ltd., including the legal representative, successor and assignee of the legal person.

1.2	“Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd., including the legal representative, successor and assignee of the legal person.

1.3	“Contract” refers to this document and all parts of its appendix. Including the amendments and supplementations by both parties in accordance with the contract provisions.

1.4	“Contract Price” refers to the part specified in Chapter 4 herein.

1.5	“Effective Date” refers to the effective date of the contract specified in Chapter 18 herein.

1.6
“Technical Materials” refers to documents (including drawings, various captions, standards and various kinds of software) related to the design, manufacture, supervision, inspection, installation, debugging, acceptance and performance acceptance test and technical instruction concerning the contractual equipment and the wind farm, and files applied to the correct running and maintenance of the contractual wind farm.

1.7	“Contractual Equipments” refers to the machines, device, materials, things, special tools, spare parts and all other things that are to be supplied by the seller in accordance with the contract.

1.8
“Performance Acceptance Test” refers to the test to be made in accordance with the requirements of Appendix 1 herein for checking the guaranteed performance value specified in Technical Specification of the contract.

1.9
“Preliminary acceptance” indicates the buyer’s acceptance of each set of contractual equipments after the results of performance acceptance test demonstrate that the contractual equipments satisfy the guarantee values as specified in Appendix 1 of this contract.

1.10	“Quality guarantee period” refers to two years after signing the preliminary acceptance certificate of each set of contractual equipments.

1.11	“Final acceptance” means the acceptance after each set completing the quality guarantee period.

1.12	“Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days; “Year” refers to 365 days.

1.13	“Contracted wind farm” indicates Haladaokou Wind Farm.

1.14
“Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller.

1.15	“Site” refers to the site of the wind farm, where the contractual equipments for the buyer will be located.

1.16
“Spare parts” mean the standby parts and components supplied by the seller under this contract for keeping normal operation and maintenance of the Wind Turbine Generator System. See Appendix 10 for the list of spare parts.

1.17	“Trial run” indicates the system or equipments of the Wind Turbine Generator System running at the stage of commissioning and trial run of wind farm.

1.18
“Generating set” refers to a complete set of equipments composed of tower above the ground foundation and before the bottom wiring screen, blade, generating set, control system, electric wire and cable etc.

1.19	“Written documents” mean any manuscript, typed or printed documents with stamp and/or signature of legal representative or the authorized person.

1.20
“Sub-contractor” refers to another legal person and her/his successor and an assignee with the approval of this legal person who is subcontracted the five large parts within the contractual scope of supply by the seller.

1.21	“Installation” indicates site assembly of contractual equipments according to drawings.

1.22	“Commissioning” refers to the whole process from starting to the time before completion of performance acceptance test of the generating set.

1.23
“Equipment Defect" refers to such situations that the contractual equipment (including parts, raw materials, castings and forgings, original parts and etc.) fail to meet the requirements of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the seller.

2	Contract Object

2.1	The seller agrees to sell and the buyer agrees to buy the contractual equipments, for use in the buyer’s wind farm.

2.2	Equipment designation, model (type) and quantities

Equipment designation: 1.0MW Wind Turbine Generator System

Equipment model (type): GCN1000

Equipment quantities: 10 sets

2.3
This equipment should be brand-new, made by mature technology, meeting the environmental protection requirements, safe and complete, designed by specific standard. Its performance index shall satisfy the guarantee value requirement in Appendix 1. The process and raw materials expressly banned by the government shall not be used.

2.4	See Appendix 1 for the compositions and technical performance description of the contractual equipments.

2.5	See Appendix 2 for the scope of supply of the contractual equipments.

2.6	See Appendix 3 for the technical documents supplied by the seller.

2.7	See Appendix 4 for the technical training offered by the seller.

2.8	See Appendix 10 for the spare parts and special tools supplied by the seller.

2.9	See details in Article 6 for the transportation and insurance of the contracted under the responsibility of the seller.

3	Scope of Supply

3.1
This contract supplies the generating set above the flange face above the tower (including fastening elements fixing the set), all electric wires and cables from the bottom screen to the set etc. See Appendix 2 for details of the scope of supply of this contract.

3.2
The scope of supply of this contract covers specified quantities of set equipments, relevant technical documents, special tools, spare parts, necessary oil medium, personnel training as well as technical scope, transportation and insurance. However, during the implementation of the contract, if anything which is indeed covered in the scope of supply of the seller but not included in the list of delivery, and which is necessary for satisfying the performance guarantee value of the contractual equipments by the technical specification, is omitted or absent, the seller shall supplement the omitted equipments, technical documents, special tool and spare parts at its own cost.

3.3	The scope of supply of this contract excludes the tower (including fastening device of wire and cable), wire and cable behind bottom screen, and underground foundation.

4	Contract Price

4.1	The total contract price is RMB 54 million Yuan (Fifty-four million Yuan in words).

4.1.1	Price of contractual equipments

The price of each set of contractual equipments is RMB 5.4 million Yuan, so 10 sets of contractual equipments are priced RMB 54 million Yuan, which covers: expenses of taxation and technical documents paid by the seller relating to the equipment; expenses for transportation, insurance and packaging of contractual equipments (inclusive of auxiliary devices) made in China from the manufacturing factory to the seller’s factory or the buyer’s site; expenses of transportation, loading/unloading, insurance and packaging, along with all import taxes and fees (e.g. tariff, customs clearance fee and value-added tax etc.) of contractual equipments (inclusive of auxiliary devices) made outside China from the manufacturing factory to the seller’s factory.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

4.1.2
The expenses of spare parts, technical documents and technical service specified in the appendices, and the freight and miscellaneous charges and insurance fees of contractual equipments from the seller’s factory delivered to the buyer’s site.

4.2	The contract price is the price according to Article 3 scope of supply and Article 6 delivery conditions, which is a fixed price within the effective period of this contract.

5	Payment

5.1	Currency applied in this contract is RMB.

5.2	Terms of payment: bill of exchange or telegraphic transfer.

5.3	The contract price shall be paid in accordance with the following terms:

5.3.1
Within [****] from the effective date of the contract, the buyer shall pay [****] of the total contract price, i.e. RMB [****] Yuan (RMB [****] Yuan only), to the seller as advance payment which shall be used for purchasing the spare parts and materials of the contractual equipment by the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.2
When the manufacture progress of each set of equipment reaches [****] (namely all the materials of “wheel hub, gear box, generator, main control cabinet, yaw system arriving at the factory for assembly, and the blade” are complete), buyer shall pay [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan only) to the seller within [****], and the seller shall issue formal financial receipt with corresponding amount.

5.3.3
With each set of the contractual equipment arriving at the site, the buyer shall pay [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan only), to the seller within [****] upon inspection and receipt. And the seller shall issue formal financial receipt with corresponding amount.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

5.3.4
Within [****] after the completion of the installation and debugging of each set of equipment, the buyer shall pay [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan Only), to the seller. And the seller shall issue formal financial receipt with corresponding amount.

5.3.5
After signing the pre-acceptance certificate for each set of equipment, the seller shall issue the VAT invoice with [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan Only), to the buyer. And buyer shall pay [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan Only), to the seller within [****].

5.3.6
After the [****] quality guarantee period of each set of equipment expires, the buyer shall issue the final acceptance certificate of such equipment and pay [****] of such equipment’s price, i.e. RMB [****] Yuan (RMB [****] Yuan Only), to the seller as quality guarantee deposit within [****].

5.3.7	In case of any issues concerning the compensation or penalty, the two parties shall make settlement of them together with the above payment upon reaching agreement by consensus.

5.3.8
The actual payment date of all the payment time shall be subject to the issue date of buyer’s bank; if the payment is failed to be made within specific period, the buyer shall pay penalty from the specific date according to Article 11.11.

6	Delivery & Transportation

6.1
The time and order of delivering the contractual equipments shall satisfy the requirements for installation progress and order of project construction equipments. It shall guarantee the timeliness and completeness of equipments (complete set of equipment to the site). See Appendix 7 for detailed delivery schedule.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.2	Delivery means and place of contractual equipments: the delivery means is free on truck and the place of delivery is at the buyer’s project site.

6.3
Generally the technical documents are sent by post. After each batch of technical documents is mailed, the seller shall notify the buyer of the date of posting, mail sheet number, the detailed list of technical documents, pieces, weight and the contract number by fax within [****].

6.4
After arrival of the contractual equipments at the buyer’s site, the ownership is transferred from the seller to the buyer upon handling the handover formalities. Before transfer, the risks for equipment damage or loss shall be borne by the seller; after transfer, these risks shall be borne by the buyer.

6.5
The delivery time of contractual equipments regards the arrival of cargoes at the site as the actual delivery date (except in special cases). This date is the basis for the calculation of liquidated damages for late delivery of equipments under this contract.

6.6
The seller manufactures the contractual equipments and delivers them upon receiving the buyer’s notice of transporting cargoes. After the cargoes are ready, within [****] upon departure of transportation vehicles, the seller shall notify the following contents to the buyer.

(1)	Contract number;

(2)	List of cargo;

(3)	Quantities, number and price of generating set;

(4)	Total packaging pieces;

(5)	Volume and weight of cargoes;

(6)	Date of dispatch of cargo vehicles;

(7)	Delivery station, vehicle number and freight note;

(8)
Names, weight, volume and quantities of each product exceeding 20 tons (including 20 tons) in weight and 9m×3m×3m in size. Center of gravity and hoisting point must be indicated for each piece of such equipment (part) with sketches attached;

(9)
For special products (equipments or substances having special requirement for environmental factors such as temperature and vibration and explosive, flammable and poisonous substances and other dangerous products), special indications must be made for its name, code, quality, special protective measures, storage method and accident treatment methods;

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

6.8
Before expiration of the quality guarantee period, the damages or potential defects of supplied equipments (or parts) due to the seller’s fault or neglect, and the spare parts in the buyer’s stock are used to change the damaged equipments or parts, the seller shall [****]. Upon receiving of the buyer’s notice, the seller shall transport the supplemented parts to the designated station/wharf at most within [****].

6.9
The seller shall furnish in batches the technical documents necessary for the design, manufacture, construction, commissioning, testing, inspection, training, running and maintenance of wind farm, which must be able to guarantee the normal operation of contractual equipments. Within [****] after the contract becomes effective, the seller shall send the technical documents to the buyer by express mail or delivery. Every series of technical documents shall contain the detailed list.

6.10
Technical documents shall take the date of mailing indicated by the postmark as the delivery date. In case the technical documents are examined by the buyer or the buyer’s representative and found missed, lost or damaged not for the buyer’s reasons, the seller shall supplement the missed, lost or damaged documents at its own cost within [****] upon receiving the buyer’s notice (within [****] for those in urgent need). If the missing, loss or damage is due to the buyer’s fault, the seller shall supplement the missed, lost or damaged documents at the buyer’s cost within [****] upon receiving the buyer’s notice (within [****] for those in urgent need).

6.11
If the seller is required to postpone the dispatch of equipments for the buyer’s reason (when the equipments are manufactured and the payment is made pursuant to Clause 5.3.2), the buyer shall notify the seller in written form and bear the warehouse fee and if necessary, the maintenance cost.

6.12	In case the late delivery is caused by the buyer’s delay in payment, the buyer shall be responsible for it. The follow-up deliveries will be postponed accordingly.

7	Packing and Mark

7.1
All the goods delivered by the seller shall comply with provisions in the national standard concerning packing, storage instruction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the goods carriage acceptance department. The packing shall be in good condition during the transportation and loading & unloading; and measures for vibration reduction and impact resistance shall be taken. If the packing can not prevent the equipment from damage for the vertical or horizontal acceleration during the transportation and loading & unloading, the seller shall solve such problem from the aspect of design structure of the equipment. According to the features of equipment, some measures shall be taken on the packing to protect the equipment from moisture, rust, corrosion and damage. In case of cold winter, freeze-proof shall be taken into account for the motor, so as to ensure the goods to arrive at the installation site of contractual equipment without any damage and corrosion. Before the packing, the sell is liable for inspecting the equipment as per unit without any foreign matters, and ensures the completeness of the spare parts.

7.2
The seller shall clearly mark component No. and part No. in the installation daring for each bulked parts and components within the packing box. The mark shall be easy to be identified and not easy to be lost or to be erased by accident.

7.3	The seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint.

a)      Contract No.;

b)      Destination station / wharf;

c)      Names of supply, receiving units and consignee;

d)      Name of equipment, set No. and drawing No.;

e)      Box No. / Piece No.;

f)      Gross weight/net weight (kg);

g)      Volume (length × width × height, expressed with mm).

For goods with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport. According to the characteristics of the goods and the different requirements in transportation, packages shall be marked legibly with words “Handle with Care”, “Right Side Up”, ”Keep Dry”, etc.

7.4
For nude packed goods, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large goods shall be equipped with sufficient support or packing cushions.

7.5
Within each packing box, detailed packing list for names of sub-items, quantity, price and set No. and drawing No., quality qualification certificate and relevant technical document of equipment shall be attached. There shall be one copy of ex-work quality certificate and technical instruction for product respectively in the packing box of the purchased parts. Another two copies of the above packing list shall be sent by mail.

7.6	The mandatory spare parts shall be separately packed with each set of equipment and make such package with one-off delivery.

7.7	Spear parts and special tools shall be separately packed and marked the above contents as per Sub-clause 7.3 as well as words of “Spare Parts” or “Tools”.

7.8	Bulked parts for all equipment shall adopt good packing method and put into suitable box, and send out within one vehicle if possible, so as to reduce the transportation cost.

7.9	Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.

7.10	All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected.

7.11	The seller and/or other sub-contract shall not indicate any two boxes with one box No..

7.12
For goods with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion or damages before installation.

7.13
The seller shall use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the technical materials delivered. The cover of each technical material package shall indicate the following contents:

1)      Contract No.;

2)      Names of supply and receiving units;

3)      Destination station;

4)      Gross weight;

5)      Box No. / Piece No..

Within each material package, one original and two duplicate copies of a detailed list of technical documents indicating technical materials’ sequence No., Document Item No., Name and pages shall be attached.

7.14
Where the good are damaged or lost because of the bad packing or keeping of the seller, anytime or anywhere, once validated, the seller shall be responsible for timely repairing, replacement or compensation according to Chapter 10 of this contract. When the goods are damaged or lost during the transport, the seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the goods as soon as possible to the buyer to meet the demand of construction period.

7.15
The seller shall specially mark the package, packing set, transportation fixing frame for multiple and special use. The seller shall collect them after the completion of use, upon the arriving and checking of the components (the expenses shall be borne by the seller), and the buyer is under the obligation to offer necessary assistance.

7.16
Within 5 working days of the transportation of the equipment, the seller shall notify the storage and transportation method to buyer by fax, and the buyer shall handle the equipment according to the instructions as strictly as possibly. In case of any damage to the contractual equipment attributed by buyer’s improper preservation, the buyer shall bear the responsibility.

8	Technical Service and Liaison

8.1
The seller shall timely provide such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, debugging, acceptance, performance acceptance test, running and maintenance related to the contractual equipments supplied by the seller. Submission of the plan shall be executed as per the Appendix 7.

8.2
The seller shall send representatives to the site to provide technical service and instruct the buyer through the process of, construction, installation, debugging and trial run according to the technical materials from the seller. And the seller shall also be liable for solving any problem concerning manufacture quality and performance that arises during installation, debugging and trial run.

8.3	Both parties shall determine the times, time and place of the technical liaison meeting within 30 days after the effective date of the contract.

8.4	In case of big problems that call for the immediate negotiation of both parties, either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.

8.5
As to each meeting and other types of liaison, the meeting or liaison minute shall be signed and enforced by both parties. In case the contract terms and conditions are to be amended, it shall be approved by the legal representative or the authorized person of both parties and the amended version shall prevail.

8.6
In case the seller is to amend the scheme for installation, debugging, running and technical service proposed by the seller and confirmed by both parties at the meeting, the seller shall inform the buyer in written form for confirmation. In order to meet the requirements of site conditions, the buyer has the right to suggest alteration or amendment and shall inform the seller in written form. The seller shall take full consideration and meet the requirements of the buyer as possibly as it can.

8.7
Either party has the right to distribute the materials related to the contractual equipments provided by the other party to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.

8.8	As to the materials of the seller and the buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.

8.9
In case the seller’s sub-contractor needs part of the technical service related to the contractual equipments or works in the site, it shall be organized by the seller and approved by the buyer. All the expenses shall be borne by the seller itself.

8.10
The seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service involved in the contract and confirmed by the seller.

8.11
As to other equipments connected with the contractual equipments, the seller is under the obligation to provide interface and technical cooperation and the expense incurred which is not included in the contract price shall be borne by the buyer.

9	Manufacture, Quality Control and Inspection

9.1	Manufacture

9.1.1	Seller’s manufacture, assembly and debugging of the contractual equipment shall be strictly in accordance with the design drawing, technical standard and process requirements.

9.1.2
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased by the seller for the contractual equipment shall get through the acceptance in accordance with the drawing, technical requirements and corresponding standards before putting it into operation.

9.1.3	During his manufacture of the contractual equipment, the seller shall make detailed records on the process flow strictly according to the process requirements.

9.2	Quality control

9.2.1	Seller shall carry out all-through quality control on the manufacture of the contractual equipment strictly according to ISO9001 Quality Management System.

9.2.2
Seller shall, in accordance with the quality requirements of the contractual equipment, following the process flow, compile the quality control point, quality control outline and quality control recording form during the production, to make the production quality control meet the quality function of the products.

9.2.3
Seller shall, on the basis of the contractual equipment quality control outline and in accordance with the quality index of all quality control points, carefully fill the quality control recording form, to make it serve as the basis for judging the qualification of the products.

9.2.4
With the completion of factory manufacture of the contractual equipment, as well as the installation, debugging and acceptance of the wind farm fan, the seller shall conduct all-round tracking management on the quality condition, timely feed back quality information and take active measures on correction and precaution.

9.3	Inspection

9.3.1
The raw material, parts and auxiliary equipment, outsourcing processing piece purchased for the contractual equipment shall get through strict inspection; their performance, dimension and other technical indexes shall fully meet the design requirements.

9.3.2
During the assembly of the contractual equipment, inspection shall be strictly carried out in accordance with the process requirement. With the completion of the assembly, item-by-item inspection shall be carried out in accordance with the factory’s debugging outline, and only the qualified equipment can leave the factory.

9.3.3
After receiving buyer’s delivery notice, the seller shall transport the contractual equipment to the buyer’s designated place. Then sell’s personnel shall hand over the equipment to the buyer’s personnel and take photo for filing, as well as sign the equipment transfer sheet which shall be kept with due care by the buyer.

9.3.4
After the erection of the contractual equipment on site is completed, sell’s personnel shall carry out debugging on the equipment according to the site debugging outline, make detailed inspection records, issue the test report and sign pre-acceptance certificate.

9.4
Buyer shall be entitled to make quality supervision on the whole process of the  manufacture, installation and debugging of the contractual equipment without any impact on sell’s normal production in general; be entitled to get acquaintance, review and copy the examination & test report and result, as well as provide convenience to the working and living.

10	Installation, Debugging, Trial Run, Acceptance and After-sale Service

10.1
The buyer shall implement the installation, running and maintenance in accordance with the technical materials, inspection standards and specifications provided by the seller. And the seller shall dispatch personnel to participate in if necessary.

10.2	When the buyer’s project site is well prepared for installation, he shall notify the seller’s personnel to participate in writing.

10.3
Before the installation of the contractual equipment, seller’s and buyer’s personnel shall make confirmation on installation method and requirements, as well as participate in the all-through installation. Besides, they shall jointly carry out necessary inspection to the installation quality and sign the installation completion document.

10.4
After the installation of the contractual equipment is finished, the seller shall dispatch personnel to carry out debugging and trial run for the set. Seller shall be responsible for the debugging of the single machine system and buyer shall be responsible for the debugging of the wind farm system. Seller shall solve equipment problems during the debugging as soon as possible. The time needed for solving equipment problems shall not exceed 2 month; otherwise it will be treated as delaying construction period if the time delay is attributed to the seller.

10.5
Acceptance test shall be conducted after the debugging of all the sets is completed, and the sets run safely, consecutively and stably for 500 hours without fault. The buyer is responsible for this acceptance test and the seller participates. After the performance acceptance test is completed, the buyer shall sign the contractual equipment performance pre-acceptance certificate with the seller within 10 days. If the contractual equipment can not reach one or several indexes specified in Appendix 1, it is treated according to Article 10.6 and 11.7.

10.6
If the first performance acceptance test can not reach one or several performance guarantee values specified in Appendix 1, both parties shall analyze the reasons together and clarify liabilities which shall be born by the responsible party for taking measures, and conduct the second acceptance test within 3 months after the completion of the first acceptance test.

10.7
After the second performance acceptance test, if there are still one or several indexes that can not reach the performance guarantee values specified in technical specification of this contract, both parties shall study and analyze reasons together and clarify liabilities: if it is attributed to the seller, Article 11.7 of the contract shall be executed; if it is not attributed to the seller, this contractual equipment should be considered as passing the performance acceptance, and within 10 days thereafter, the representative of the buyer will sign the performance acceptance certificate of this contractual equipment together with the representative of the seller. But the seller is still obligatory to take measures with the buyer to make the performance of the contractual equipments to reach the guarantee value.

10.8
After 12 months from the arriving date of the contractual equipment, if the trial run installation, debugging and performance acceptance test of the contractual equipment can not be carried out attributed to the buyer, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller. After 24 months, it shall be regarded as passing the final acceptance, and within 10 days hereafter, the buyer shall sign the final acceptance certificate together with the seller.

10.9
360 hours after the stable running without any fault of the contractual equipment, if the delaying period of the performance acceptance test caused by the buyer exceeds 5 days, within 10 days thereafter, the buyer shall sign the performance acceptance certificate of the contractual equipment together with the seller.

10.10
Whether the performance acceptance test of the contractual equipment is made once or twice, the buyer shall be handed over to the buyer for running and management, as well as necessary maintenance as required from the issue date of the preliminary acceptance certificate. The buyer shall issue the final acceptance certificate within 5 days after 24 months from the issue date of the pre-acceptance certificate.

10.11
After the circumstance in Article 10.8 occurs, the seller shall assist the buyer to conduct the equipment’s installation, debugging and first performance acceptance test as required in the contract. If the second performance acceptance test is required, buyer shall pay expense to seller as calculated according to Article 10.12.

10.12
Anytime during the process of executing the contract, for the request of the seller on checking testing, retesting, repairing or replacing work out of the need of the seller’s responsibilities, the buyer shall make arrangement to cooperate with the above mentioned work. The seller shall bear fees for repairing, replacement or labors. If the seller entrusts constructor of the buyer to process and/or repair and replace equipment, or there is re-work caused by the error of the design drawings of the seller, instruction errors of the seller, the seller shall pay fees to the buyer according to the following formula: (all the fees are calculated according to the rate at the time when the fees happen). Similarly, if the seller shall carry out the above work additionally attributed to the buyer, the buyer shall bear the corresponding expense.

The expense calculation formula is as follows:

P = ah + M + cm

Among which: P – total fees (Yuan)

a – labor fee (Yuan/hour · person)

h – person time (hour · person)

M – material fee (Yuan)

C – set & shift number (set · shift)

M – set & shift fee for each equipment (Yuan/set · shift)

10.13
Seller shall agree that after the final acceptance of each set of equipment is completed, he shall continue to provide the seller with spare parts to maintain the contractual equipment’s normal running. If the seller intends to stop providing or can not provide some of the spare parts, the seller is liable for notify the buyer in advance, so that the buyer shall get sufficient time to seek for appropriate suppliers for the spare parts needed. Besides, the seller shall also provide the drawing, technical specification and any other necessary assistance.

10.14
After the pre-acceptance of each set of equipment is completed, when the buyer carries out the shutdown inspection and repair, the seller is liable for dispatching technician to participate in such inspection upon buyer’s requirements at any time.

11.	Guarantee and Claims

11.1
The quality guarantee term of the contractual equipment supplied by the seller shall be two years from the issuance of the pre-acceptance certificate of each set of equipment. When the quality guarantee of equipment expires, the two parties shall sign the final acceptance certificate in 3 originals and 3 copies respectively within 10 days. The seller shall not be liable for the loss for abnormal maintenance and improper operation, as well as the normal wear. If there is no special reason, where the final acceptance certificate fails to be signed, it shall be deemed that both parties approve the final acceptance.

11.2
The Seller shall guarantee that the supplied contractual equipments is completely new with advanced and mature technology and fine quality, and the model selection of the equipment conforms to the requirements of safety, reliability, economic operation and easy maintenance.

11.3
The Seller shall guarantee that the technical data delivered according to the provisions in the Technical Specification of the Contract is complete, uniform, correct and accurate in contents and can meet the design, installation, debugging, operation and maintenance requirements of the contractual equipments.

11.4
During the Contract execution period, if the equipment supplied by the Seller is defective and the technical data is erroneous, or rework or rejection is caused due to the wrong direction and negligence of the technical personnel of the Seller, the Seller shall immediately replace and repair for free. If replacement is necessary, the Seller shall bear all the expenses incurred for replacement at the installation site.

11.5
The equipment damaged because the Buyer is not constructed, installed and debugged according to the technical data, the drawing and the instruction manual provided by the Seller and the guidance of the onsite technical service personnel of the Seller shall be repaired and replaced by the Buyer, but the Seller shall liable for supplying the parts for replacement as soon as possible, and shall transport the emergency parts required by the Buyer in a fastest way. All costs shall be borne by the Buyer.

11.6	Both parties shall, within 30 days after receiving claim application, give written reply; otherwise such application shall been deemed to be accepted.

11.7
Where the equipment can not reach guarantee values within guarantee period as defined in technical specifications due to the reason of the Seller, the Buyer shall have the right to claim compensation. The Seller shall, within one month after receiving written notice thereof, take possible measures. If the power is lower than expected value by 1%, as specified in Annex 9 Power Curve, liquidated damages shall be 1% of the price of each set of equipment; if the availability of single machine is lower than expected value by 1%, liquidated damages shall be 1% of the price of single machine; provided that total final amount of liquidated damages shall not exceed 5% of total contract price. After the Seller pays liquidated damages, it shall also be obliged to provide the Buyer with technical assistance and take possible measures to enable the equipment to reach performance indicators.

11.8
Where rather serious defects caused due to the Seller are found in the Contract Plant within guarantee period, namely, five major parts (except blade, gear box, generator, yaw control system, electric control system and tower pier) need to be replaced, guarantee period of these parts shall be extended accordingly after replaced.

11.9
Where the Contract Plant can not be delivered within the period of delivery as defined in this Contract due to the reason of the Seller (except force majeure events), the Buyer shall have the right to recover liquidated damages from the Seller in proportion as follows:

A.	In case of delay by 1~4 weeks: 0.2% of the amount of the part whose delivery is delayed each week;

B.	In case of delay by 5~8 weeks: 0.3% of the amount of the part whose delivery is delayed each week;

C.	In case of delay by over 8 weeks: 0.5% of the amount of the part whose delivery is delayed each week;

If the delivery is delayed within one week, the Buyer shall be not entitled to the claim. Total amount of liquidated damages for delayed delivery of the Contract Plant shall not exceed 5% of total price of the Contract Plant. The payment of liquidated damages shall not relieve the Seller of the responsibility of continuing fulfilling its obligations and providing guarantee within guarantee period.

11.10
If the delivery is delayed due to the reasons of the Buyer like civil works, machinery and electricity, causing raised expenses to the Seller, the Seller may claim compensation from the Buyer. The compensations include labor costs, travel expenses, inventory fees, maintenance costs and other expenses incurred accordingly. The time of installation, commissioning and acceptance shall be postponed accordingly.

11.11
Where the Buyer fails to pay to the Seller advance payment, progress payment and final payment within the time as defined in this Contract (time of payment shall be the time the Seller receives the payment), the time of delivery, installation, commissioning or acceptance shall be accordingly postponed, and the Buyer shall pay to liquidated damages in proportion as follows:

A	In case of delay by 1~4 weeks: 3‰ of the amount whose payment is delayed each week;

B	In case of delay by 4~12 weeks: 4‰ of the amount whose payment is delayed each week;

C	In case of delay by over 12 weeks: 5‰ of the amount whose payment is delayed each week.

12	Insurance

12.1
The Seller shall, according to the means of transportation, purchase from the insurance company all transport risks insurance of 100% price of the Contract Plant shipped for the same in favor of the Seller, and insurance distance covers from the Seller’s factory to the Buyer’s site vehicles on which the delivery occurs (excluding unloading).

12.2	The Seller shall purchase all risks insurance for the workers on site appointed by the Seller.

13	Tax and fee

13.1	Seller will pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.

13.2
The prices contained in this contract are tax included. Taxes and fees for equipment, technical documents, service (including transportation) and imported equipment/parts are all included in the contract prices and will be paid by the seller.

14	Sub-contracting & Outsourcing

14.1	Without written consent from the other party, either party shall not transfer part or all of its rights or obligations under this Contract to any other party.

14.2
Without consent from the Buyer, five major parts of Wind Turbine Generator System shall not be sub-contracted; if such sub-contracting is required, the Seller shall obtain consent from the Buyer in connection with sub-contracting contents and proportion.

14.3	Technical services and technical assistance as to out-sourced materials, parts and devices shall be supplied as per Article 8.9, Article 8.10 and Article 8.11 hereto.

14.4	The Seller shall take all responsibilities under this Contract in connection with all outsourced materials, parts and devices.

14.5	The Seller shall, at its absolute discretion, purchase the materials, parts and devices meeting the requirements of technical performance and quality of the Contract Plant.

14.6	The Buyer shall have the right to carry out technical survey of production capacity and quality status of the Seller’s suppliers. The Seller shall render relevant assistance.

15	Change, modification and termination of contract

15.1
Once contract becomes effective, neither party is allowed to make unilateral and arbitrary modification to the contract (including appendixes). However, in general, either party can propose suggestions to the change, modification, cancellation or supplement of the contractual content in written form which shall be confirmed by both parties’ signatures. In case such modification changes the contract price and/or delivery progress, the other party shall propose the detailed description affecting the price and/or delivery schedule within 7 days upon receiving the foresaid modification notice. Such modification shall come to effect upon the approval of both parties and signatures of legal representatives or authorized agents of both parties.

15.2
In case either party has violation or refuses to perform the contract, the other party will notify such party in writing. Such party shall make corrections to such violations or refusal within 15 days after receiving the notice and confirming with no error. If the corrections cannot be carried out within 15 days, correction plan shall be proposed. If the corrections fail or correction plan cannot be proposed, the other party shall reserve the rights to suspense the partial or full contract. For such suspension, the other party will not issue further change order. All the costs, loss and claims incurred shall be borne by the breaching party. If there are other articles available with regards to such violation, such articles will apply.

15.3
During term of contract, if the contract cannot be further performed due to change to national planning, seller and/or buyer can propose to the other party to suspense the execution of the contract or modify the affected clauses. The relevant matters shall be settled by both parties through negotiation.

15.4
If returned goods are requested by buyer during term of the contract, buyer will pay penalty to seller. Such penalty will be 10% of the amount for returned equipment. Also losses caused to seller will be paid to seller.

15.5
If the equipment cannot be delivered due to fault on seller side, seller will pay penalty to buyer. Such penalty will be 10% of the amount for equipment cannot be delivered. Also economic losses caused to buyer will be paid to buyer.

15.6
If the contact comes to termination because of the force majeure, the seller shall keep all the documents, data, equipment and materials related to the contract with due care before the buyer takes them, and the expenses shall be borne by the buyer. If the contract is partially terminated, the part remained shall continue to be executed without any influence.

16.	Force Majeure

16.1
Force Majeure means that when signing the contract, the incidents unforeseeable, unavoidable, and unsolvable, including but not limited to severe natural disaster or calamity (such as typhoon, flood, earthquake, fire or explosion etc.), war (no matter declared or not), rebellion, commotion etc. If either party’s execution of the contract is influenced by the force majeure, then the delay term of the fulfillment of the contact obligations shall be equal to the duration of force majeure; however, the price of the contract can not be adjusted due to delay caused by force majeure.

16.2
The party influenced by force majeure should notify by fax about the detail of force majeure to the other party after happening of force majeure, and within 15 days deliver the proving documents issued by the authority to the other party for review and confirmation, the party influenced should try his best to reduce the influence and the delay caused, once the influence of force majeure is finished, he should promptly notify the other party.

16.3
If both party estimate that the influence of force majeure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation (including delivery, installation, debugging and acceptance, etc.).

17	Settlement of Contract Disputes

17.1
Any and all disputes arising from or in connection with this contract shall be settled by both parties through friendly negotiation; if no agreement can be reached, such disputes shall be referred to high managements of both parties for mediation; if it fails, both parties agree that either party may submit such disputes to the Arbitration Committee as provided for herein for arbitration and the arbitration shall be binding on both parties.

17.2	Unless otherwise agreed by both parties, in the course of arbitration, the Contract shall be continuously executed except the part which is under arbitration.

17.3	The place of arbitration shall be Wuhan.

17.4	The arbitration institute shall be Wuhan Arbitration Committee.

18	Effectiveness of the Contract and Effective Term

18.1
The contract shall come into effect upon the signatures of the legal representatives and authorized representatives (written power of attorney by the legal representative is required) of both parties as well as the official seal.

18.2
The contract shall initiate after the seller receives buyer’s advance payment as stipulated in Sub-clause 5.3.1 hereunder. If the seller does not receive such payment within 3 months after the effectiveness of the contract, the contract shall terminate automatically.

18.3
Effective term of the contract: The effective term will start from the effective date of the contract till the issuance of “Final Acceptance Certificate”, completion of the compensation, goods delivery and goods payment.

19	Miscellaneous

19.1	This contract shall be subject to the Law of the People’s Republic of China.

19.2	The appendixes of the contract are integral parts of the contract, which bear equal legal effect.

19.3
Except for the purpose of contract performance, the documents and files provided by both parties to each other under this contract shall not be provided to any third party which is not involved in “contractual equipments” and related projects.

19.4	Without prior permission of the other party, either party shall not transfer or assign to any third party part or whole of rights or obligations under this contract.

19.5
The Seller shall guarantee that the use by the Buyer of contractual equipments, services and files for the purpose as provided for herein or any part hereof is free from any infringement claim raised by a third party as to patent, trademark or industrial design right. If any infringement claim from a third party arises, the Buyer shall give prompt notice to the Seller within 7 days, and the Seller shall be responsible for negotiating with the third party and shall indemnify and protect the Buyer from any damages caused by the third party’s claim in terms of legal and economic liabilities.

19.6
Where any and all correspondences, notices or requirements put forward by either party to the other party are formally written and transmitted by hand or delivered by registered letter, express, telegram or fax to the address of the other party as specified hereinafter, they shall be deemed to have been formally received by the other party.

19.7
This contract is written in Chinese, and all documents like communication documents, technical documentations, specifications, minutes and letters arising during contract performance shall be written in Chinese. And the Chinese version shall prevail.

19.8	This contract is executed in two originals and four copies; the Buyer keeps one original and two copies, and the Seller holds one original and two copies.

	Buyer		Seller
Name	Shenzhen Guohan Investment (Group) Co., Ltd.	Name	Wuhan Guoce Nordic New Energy Co., Ltd.

Address	Floor 12, Shangtian Building, Nanyuan Road, Futian District, Shenzhen City	Address	No. 86, Nanhu Avenue, East Lake Development Zone, Wuhan City

Postcode	518031	Postcode	430205

Contact	Zhao Jiyun	Contact	Hu Zhenglong

Tel	075561359555	Tel	02787985085

Fax	075561682620	Fax	02787985097

E-mail	liuhz7776@163.com	E-mail	market@gc-nordic.com

Bank of deposit		Bank of deposit

Account No.		Account No.

Taxpayer's Registration No.		Taxpayer's Registration No.

Signatures:		Signatures:	Wuhan Guoce Nordic New Energy Co., Ltd. (sealed)

Signatory:		Signatory:

Date		Date

Appendix 1：Description on composing and technical performance of contract equipment

1. Spec. & model

Guoce Nordic GCN1000 system is grid connection Wind Turbine Generator System. Its rating power is 1.0MW, consists of horizontal axis, double blades, drum-type tower with upwind. Its service life of design is 20 years.

2. Technology description

Design aims of GCN1000 is translating wind energy into electric energy adopting wind turbines of structure much lighter and simple than the traditional design. In this way it can compete with other wind turbines and energy source.

Material quantity used for wind generator should be direct proportion with the load born by the wind generator, thus the material utilization quantity must be the least. Fatigue loading during the normal operation is mainly limited by design of blade, wheel hub and yawing system.

Main function of yawing system is to make the blower fan towards the correct wind direction. Simultaneously, provide flexible damp connection for nacelle and turbine tower. Flexible and good damp design eliminates vibration accumulation caused by any load in the structure. At the same time, characteristics of the selected generator enables the possibility of reducing vibration generated by driving torsional moment; otherwise, the driving torsional moment will generate strong vibration under the impact of turbulent flow and shear wind.

When the Wind Turbine Generator System stops in the maximum wind speed, blower fan design must consider the ultimate load, ultimate load keeps a direct proportion with the exposed area in the wind. Two blades design under this environment has the least exposed area in the wind. According to the calculation of static state load, the load of blower fan under other situation is the same as the above: for example, over run in case of electric grid failure, fast change of wind direction and etc.

The Wind Turbine Generator System belongs to slender design. Blade, turbine tower and other parts are easy to generate vibration. In order to maintain low load, calculating carefully the characteristic frequency of all parts and aforesaid attenuation yawing system and generator vibration are very necessary. For the purpose of better dynamic characteristic of wind generator, the complicated service condition of the entire wind generator will need a large amount of computer calculation and simulation.

The fixed pitch speed loss type power regulation and control under high wind speed is an important character to realize simple design. Other important simple design will be realized through the integration of yawing system（this system doesn’t need very expensive yawing brake device commonly used in other large wind generator）and principal axis gear-box.

Chassis design provides a compact structure for blower fan, round section steel chassis connects with the gear casing with flange.

All the above-mentioned characters enable total weight of blower fan with double blades oscillation axis design 25% less than other wind generator with the same power.

Det Norske Veritas has authenticated the desi.

Blades

Blades are made of fibre glass reinforced resin. Bolt to the wheel hub through steel strap crimp connection to the blade root. Paint the external plastic resin layer of blade into grey and polish, and reduce air resistance.

Blade tip can be rotated through internal device, and stop the blower fan operation if necessary. Prevent the deflexion of blade tip through hydraulic pressure column of wheel axle under normal operation. The blade tip rotation can become spoiler through releasing the pressure of hydraulic cylinder if necessary.

Blade lightning protection is designed according to standards of IEC 61400-24 Ed 1.

Wheel hub

Design of wheel hub is compact with lighter weight, and distance from principal axis of gear-box to the center of wheel hub is short. Wheel hub is made of nodular cast iron. The so-called rocker design reduces the fatigue load of the entire wind generator.

Hydraulic pressure component in the wheel hub can control the blade tip, which can be overhauled through the manhole on the wheel axle. Power is supplied through slip ring. Elliptical hole on the blade flange can adjust the blade angle of attack. When maintenance is required, wheel hub can be locked.

Gear-box

Planet gear-box will increase low rotating speed of impeller to high rotating speed suitable for the generator operation. Gear-box includes also principal bearing, which makes the wind generator very compact. Gear-box flange is connected to the chassis composed with pipes. Adopt splash lubrication and realize heat emission by connecting radiator of generator with liquid heat emission circulation. Temperature sensor indicates oil temperature and closes the wind generator when oil temperature is too high. Sensor measures oil tank temperature and fast bearing temperature. Two system of heating devices installed on the oil tank area in order to preheat lubricant in cold weather.

High-speed shaft and machinery brake

Counter shaft is connected with brake disc and two flexible brake sheets. Two brake sheets adopt brake pad without asbestos. When hydraulic pressure device is releasing(passive system), brake sheet closes through spring. Control system will monitor the abrasion and malfunction of brake sheet.

Chassis and support cylinder

Steel welding round column chassis is very compact, and easy to be manufactured. Gear casing flange is connected to the front side of chassis, generator is connected to the back side of chassis, and lower part of chassis connects with yawing bearing through elastic material. Elastic material is used for absorption of vibration, so as to prevent the vibration of gear casing and generator being transmitted to the turbine tower, otherwise it may generate noise. Maintenance personnel can realize maintenance through manhole on the yawing bearing and chassis.

Nacelle

Nacelle provides an indoors maintenance space with a standing height for the maintenance person. The nacelle is bolted with upper part and lower part made of fibre glass reinforced polyester. The bottom of the nacelle should cover with non-slip mat; wall and ceiling in the nacelle have covered with materials that can absorb sound.

Prominence of chassis top can transfer equipment through door at the end of nacelle or the turbine tower. It can also be used to decrease the blade on the ground. Port at the end can use survival equipment for life rescue under emergency situation, such as, internal fire. There is a heat exchanger on the external top of nacelle for emitting surplus heat of gear casing and generator. The lightning rod and wind speed anemoscope are installed on the external top of nacelle. These equipments on the top can be maintained through the door of nacelle top.

Nacelle has set personnel safety rope tying point, including safety rope tying points to entering the nacelle and top.

Sealing of the nacelle is good, which can prevent the entry of blowing dust with reliable rain proof and moisture resistance.

Yawing system

Chassis is connected with nacelle through yawing bearing, and realize blower fan towards wind direction. Three planet gear-box will operate on the inside gear of yawing bearing driven by hydraulic motor.

Under all operation conditions – yawing or not yawing - yawing system realizes small breadth and damped weaving movement of the entire wind power nacelle. Only when maintenance is required, yawing system will be locked and no movement is allowed.

The yawing system has automatic unmooring function, the setting condition of yawing counter can guarantee automatic unmooring and reset after the cable reel, simultaneously, the system has set cable reel protection device, once the automatic unmooring function is failure, while cable reel to certain extent, the cable reel protection device will send accident signal of emergency stop.

Electric system

The electric system includes slip adjustable single speed asynchronous generator, inside variable resistor connects rotor coil. Slip range 1-5%, generator adopt liquid cooling method.

Power can be transmitted to the tower bottom through flexible cable enwinding to two directions.

Turbine tower

Column cone shaped turbine tower is welded with steel sheets. Maintenance personnel enter from the door on the ground. Vertical ladder is set in the tower, which is equipped with drop safe guardrail. Clean the surface of turbine tower by sand-sweeping and paint for corrosion protection, and color should be the same with blade.

According to the different situation on the spot, equip turbine tower with different height, so as to adapt to the situation on the island, bank and sea.

Control system

Control system is based on a microprocessor. Control system controls the operation of entire wind generator, as well as the wind generator stillness or idling in breeze, connect with generator under normal rotating speed, adjust orientation and wind direction of wind generator, and unmooring（by rotating the nacelle）if necessary, control all functions, turn off the blower fan in case of emergency or wind power too strong. Connect the blower fan control system through telephone line by using a set of PC with modem.

If the brake moment of generator disappears, if electric component failure or electric grid fluctuation, the blower fan will accelerate to high rotating speed. The control system can safely handle these situation and brake through complicated steps. The control system will send out common stop instruction if any parameter failure, such as electric grid voltage（electric grid failure）, rotating speed, power, temperature, vibration and etc. Emergency stop will be implemented in case of control system failure through “Watch-dog” function. Control system machinery brake can be realized through cutting off the power of hydraulic pressure solenoid valve by releasing blade top hydraulic cylinder pressure. Blade tip acts through centrifugal force, while brake sheet acts through mechanical spring. When electric grid fails, brake will start due to power off. Any action of machinery brake or blade tip spoiler will make the wind generator to reduce to safe low rotating speed.

The final safety measure is that there is a safety valve in the hydraulic pressure component of wheel hub, it will release oil in the oil cylinder to control blade tip if hydraulic pressure is too high, at this time, and the blower fan stays in over speed status. And then spoiler function will reduce the blower fan rotating speed.

Hydraulic system

Hydraulic system mainly consists of hydraulic pump station, oil circuit, control component and actuating mechanism to be as the power of brake device. Brake device is installed on the fast axis, brake disc material should comply with the requirements of low temperature, and dynamic balancing test should be made before ex-factory. The unit has equipped with two independent brake system, so as to guarantee that any condition of the wind generator unit（including load off of electric grid failure）and wind wheel rotating speed stops at maximum rotating speed. Blade tip spoiler operates based on aerodynamic force principle, which will be used directly on the ferries wheel.

Lightning protection system

Figure of nacelle lightning protection system

Figure 8

Design standards of lightning protection system IEC 61400-24 Ed 1. The following part describes the entire system:

(1)
Blade will install standards lightning protection device of Denmark LM Company in the vicinity of blade tip. Receiver will connect with blade root through cable. Blade root will connect with wheel hub through cable.

(2)	Wheel hub connects with grounding end in the main control cabinet through slip ring.

(3)	Nacelle top device lead cooling water to air cooler, wind power sensor grounding（lower part of nacelle）.

(4)	Generator will earth through main control cabinet. Main control cabinet includes also the rheostat installed between generators and grounding. Rheostat exists between 220V and grounding.

(5)	Chassis connects with foundations through special cable.

(6)
Main control cabinet of electric apparatus connected with grounding steel bar to the foundation. Main control cabinet also includes rheostat installed between generator and grounding. Rheostat exists between 220V and grounding. If any over pressures, rheostat connects quickly with grounding.

(7a)	Diameter to connect foundation cable 185 mm2

(7b)	Nacelle connects with turbine tower through slip ring

(8)	Fast axis electric separation

Figure of lightning protection system of tower foundation

Figure 9

(9)	Grounding cable diameter connecting to foundation is 185 mm2.

(10)	Grounding cable diameter connecting to transformer is 240 mm2. Transformer Y connects at 690V side.

(11)	Turbine tower flange connects with grounding steel bar of power distribution cabinet of the turbine tower.

(12)	Grounding steel bar will be installed in the cabinet of the tower bottom and install breaker.

(13)	Grounding copper wire ring. If other grounding system will be selected, the grounding copper wire ring can be replaced.

Monitoring

The operation of wind generator is realized through the panel installed at the nacelle and tower bottom and LCD display. These controls include starting, switch-off, switching to manual mode and confirmation of error message. These functions may also be fulfilled through remote telephone line. Monitoring system also provides basic parameter statistics for generator’s run including generating capacity, wind power and failure history etc.

Electric connection

The system adopts generator -transformer group wiring mode, box transformer will be outlay.

Frequency: 50Hz（+2/-2Hz）

Voltage: Un±10%

Flicker: GB12326

Harmonic wave: GB/T14549

Noises

Sound power                104 dB(A)

40dB (A) distance        470m

Electric system diagram

Figure 11: Main components of electric system

3. Collectivity technical data of Wind Turbine Generator System

No.	Description	Unit	Specifications
1	Wind Turbine Generator System

1.1	Manufacturer		Wuhan Guoce Nordic New Energy Co., Ltd.

1.2	Model		GCN1000-

1.3	Rated power	kW	1000

1.4	Impeller diameter	m	59

1.5	Cut-in wind	m/s	3.5

1.6	Rated wind speed	m/s	15

1.7	Cut-out wind speed（10min mean value）	m/s	25

1.8	Cut-out limit wind speed(5sec mean value)	m/s	30

1.9	Maximum wind speed proof（5sec mean value）	m/s	60

1.10	Design service life	year	20

1.11	Operating temperature	℃	-30～40

1.12	Quantity installing the same type of blower fan（China）	Set

2	Blade

2.1	Blade material		Fiber glass reinforced resin

2.2	Blade amount	Piece	2

2.3	impeller rotating speed	rpm	21.13

2.4	Linear speed of blade tip	m/s

2.5	Blade length	m2	28.3

2.6	Swept area		2733

2.7	Rotation direction (look from the upper wind)		Clockwise

3	Speeding increase gearbox

3.1	Number of gear stages		3 grades, 2-stage star, 1 stage parallel axes

3.2	Transmission ratio of speeding increase gearbox		73.458

3.3	Rated power	kW	1000

3.4	Model of lubricant		Mobil SHC 632

3.5	Lubrication type		Oil-splash lubrication

4	Generator

4.1	Type		Asynchronous generator

4.2	Rated power	kW	1000

4.3	Rated voltage	V	690

4.4	Rated frequency	Hz	50

4.5	Rated rotating speed	rpm	1500-1600

4.6	Rated slip		1-5%

4.7	Power actor（cosφ）		0.98-1（capacitance compensation）

4.8	Protection degree		IP54

4.9	Lubrication methods		Charge lubricating grease periodically

4.10	Insulation grade		H

4.11	Model of lubricating grease		Mobiltemp 1

5	Brake system

5.1	Primary brake system		Pneumatic brake of blade tip

5.2	Secondary brake system		Fast axis mechanical disc brake

5.3	Brake protection mode		Hydraulic release /decompression brake

5.4	Hydraulic oil Model		SHC 524

6	Yawing system

6.1	Type /design		Hydraulic drive

6.2	Control		Passive /initiative wind

6.3	Lubrication methods		Charge lubricating grease periodically

6.4	Lubricating grease Model		Mobilux EP2

6.5	Yawing speed	Degree /second	0~2 adjustable

6.6	Anemoscope model		Thies 4.3518 NPN with heating

6.7	Weather blade model		Carlo GavazziDWS with heating

7	Control system

7.1	computer cabinet type/design

7.2	Manufacturer /control software development

7.3	Software control interface

7.4	Compensation capacitance

7.5	Rated capacity	kVAr	336

7.6	Group number		8

7.6.1	Power factor of rated output		0.98～1

7.6.2	75% power factor of rated output		0.98～1

7.6.3	50% power factor of rated output		0.98～1

7.6.4	25% power factor of rated output		0.98～1

8	Lightning protection

8.1	Lightning design standard		IEC 61400-24 Ed 1

8.2	Lightning protection measures		Lightning protection for blade tip and etc.

8.3	Grounding resistance of blower fan	Ω	≤4

9	Tower

9.1	Type		Welding steel pipe, painting

9.2	Top /bottom diameter	m	1880/3200

9.3	steel plate	mm	10-20

9.4	Tower material		S355 J2G3

10	Color of appearance		RAL7035

10.1	Weight

10.2	Nacelle（excluding impeller ）	t	29

10.3	Generator	t	4.5

10.4	Speeding increase gearbox	t	10.5

10.5	Blade	t	4

10.6	Impeller	t	17

10.7	Up section tower	t	20.1t, 34m

10.8	Down section tower	t	36.9t, 34m

Appendix 2 Supply scope of the seller and itemized price

1. Supply scope of the seller and price ( RMB yuan)

Description	Qty.	Unit	Unit price	Total price	Remake
01 Nacelle	10	No.	540	5400	Excluding the tower barrel

02 Blade	10	Set	It is included in 01

03 Connecting bolt between the wheel hub and blade	10	Set	It is included in 01

04 Central monitoring and remote monitoring software	1	Set	It is included in 01

05 Connecting bolt between the nacelle and turbine tower	10	Set	It is included in 01

06a Connecting bolt between the turbine towers	10	Set	It is included in 01	It is included in 01

06b Connecting bolt between the turbine tower and foundation ring	10	Set	It is included in 01	It is included in 01	In case of the foundation ring, this item could be deducted.

06c Electric power in turbine tower and the electric fittings of control cable	10	Set	It is included in 01

06d Equipped with climbing aid equipment in the turbine tower	10	Set			Option, to be quoted upon request

07 Transportation and insurance	10	Set	It is included in 01	It is included in 01	Free on truck on the field

08 Micro-location selection	1	Wind farm	It is included in 01	It is included in 01

09 Basic tower barrel design	1	Wind farm	It is included in 01

10 Assisting instructions for foundation construction		persons/day	It is included in 01	It is included in 01

11 Assisting instructions for turbine tower manufacture		persons/day	It is included in 01	It is included in 01

12 Field installation instructions		persons/day	It is included in 01	It is included in 01

13 Debugging and commissioning		persons/day	It is included in 01	It is included in 01

14 Labor cost in 2-year guarantee period		persons/day	It is included in 01	It is included in 01

(3 times in the 1st year, 2 times in the 2nd year)			It is included in 01	It is included in 01

15 Overseas training(for 2 persons and lasting 2 weeks)		persons/week			Option, to be quoted upon request

16 Interpreter					Option, to be quoted upon request

17 Factory training at home (for 5 persons and lasting 5 weeks)		persons/week	It is included in 01	It is included in 01

18 Spare parts (two years after the guarantee period)		Set	It is included in 01	It is included in 01

19 Consumables(within two-year guarantee period)		Set	It is included in 01	It is included in 01

20 Special tools		Set	It is included in 01	It is included in 01

21 Field training		persons/day	It is included in 01	It is included in 01

22 Design liaison meeting	3	No.	It is included in 01

23 Total price	￥ 54,000,000

Foundation design and technical instruction of foundation construction

The seller designs the foundation drawing and is responsible for the quality. Make foundation design, submit foundation construction drawing and technical specifications and grounding design, and disclose foundation design and dispatch technicians to the site to offer all-the-way technical instruction to each construction unit (not more than two at most) for the construction of the first foundation and put forward suggestions and advice to the buyer for the problems found during the construction process according to the survey report of soil at each engine location. For other foundations, the buyer shall strictly construct according the procedure and requirement of the first foundation construction. Technicians of the seller will go to the site regularly and propose suggestions and advice to the buyer according to construction situation in written form.

Micro-location selection

The seller selects the site for wind generator according to the terrain and wind-measuring materials offered by the buyer. The selected Micro-location should try to maximum annual generating power of wind farm, and the error of different wind generator’s generating power does not exceed 10% at equivalent conditions. If it is restricted by the site terrain and area and the calculated productivity of any chosen generator location does not reach the requirement of being below 10% in error, the seller shall inform the buyer and solve the problem through negotiation. The seller offers the calculation of the annual generating power by each wind generator according to the Micro-location selection.

Technical instruction of design and fabrication of turbine tower

The seller submits design drawings and technical specifications of turbine tower and is responsible for the design quality. The seller discloses and communicate materials about turbine tower design/fabrication and dispatches technicians to the manufacturing plant the site to offer all-the-way technical instruction to each manufacturing plant (not more than two at most) for the first foundation and put forward suggestions and advice to the buyer for the problems found during the manufacturing process. For other turbine towers, the buyer shall strictly construct according the procedure and requirement of the first turbine tower manufacturing. Technicians of the seller will go to the factory regularly and propose suggestions and advice to the buyer according to manufacturing situation in written form.

Technical instruction of hoisting operation of the system

The seller is responsible for hoisting the generator system, including drawing up hoisting design and plan, hoisting worker and preparation of equipment. The seller shall propose suggestions and advice about the hoisting design and plan to the buyer and dispatches technician to the site within the time designated by the buyer to offer technical instruction about hoisting of generator set. When hoisting the first set, technician of the seller must provide all-the-way technical instruction and put forward suggestions and advice to the buyer in written form according to the hoisting situation after the hoisting is over.

Installation, debugging and reliability operation of the generator system

Installation, debugging and reliability operation of the generator system shall be completed by the seller who is responsible for the quality. Adjustment of equipment shall be completed by the foreign side. The buyer shall dispatch workers for cooperation if the seller requests.

Production and connection of 690V dynamic cable joints of each section of turbine tower, connection between liaison interface within the system and cable of central monitoring system, production and connection of 690V transmission cable joints connected to the low-voltage distribution cabinet and box transformer substation entering the generators from outside of generators are finished by the buyer, and the seller offers technical instruction.

During the installation, debugging, reliability operation process, the seller shall inspection for failure, analyze reasons, eliminate failures and replace damaged parts if failure and damage appear due to the seller’s reason.

Monitoring system must be fully functional and put into normal use before the first generator goes into reliability operation.

Quality guarantee period

After the system pass reliability operation that is consecutive, unfailing, safe and stable for 360 hours and the pre-acceptance certificate is issued, the seller begins to offer quality guarantee period service in accordance with the contract, including guarantee of availability and power curve, failure inspection and elimination and repair of system, replacement of damaged parts, regular maintenance of system, upgrading of control software or adjustment of control interface’s displaying content according to the existing function of the system by the requirement of the buyer.

During the quality guarantee period, the seller shall provide written report about the wind farm to the buyer at the beginning of each month, which summarizes each and every generator’s running situation (including availability, power curve and shutdown caused by failure) in last month. The buyer may exchange advice with the seller about the problems reflected in the running report.

Staff arrangement and time for regular maintenance within quality guarantee period:

The first time: 1 month after debugging. 2 persons 1 day for each wind generator

The second time: 6 months after debugging. 2 persons 2 day for each wind generator

The third time: 12 months after adjustment. 2 persons 2 day for each wind generator

The fourth time: 18 months after adjustment. 2 persons 2 day for each wind generator

The fifth time: 24 months after adjustment. 2 persons 2 day for each wind generator

The contents for regular maintenance include:

Inspection and repairing in the first month:

•	Inspection tightness of bolts (100%)

•	Adjustment of direction-adjustment system

•	Replacement of oil filterer of gear box

Half-year inspection and repairing

•	Inspection electric control cabinet, clean or replace air filtering net,

•	Inspection sensor and test protective function,

•	Inspection and adjust direction-adjustment system

•	Lubrication, adding oil (generator, yawing)

•	Inspection blade appearance (internal and external)

•	Inspection generator and replace carbon brush

•	Inspection gear box, change oil filterer and take oil sample

•	Inspection slip ring and maintenance

•	Inspection brake system

•	Inspection hydraulic system

One-year inspection and repairing

•	Inspection electric control cabinet, clean or replace air filtering net, and inspection cable and all electric parts

•	Inspection tightness of bolts (10%)

•	Inspection tower frame and parts and attachments

•	Inspection sensor and test protective function,

•	Inspection and adjust direction-adjustment system

•	Lubrication, adding oil (direction-adjusting, generator), replace oil of yawing gear box.

•	Inspection blade appearance (internal and external)

•	Inspection nacelle and wheel hub

•	Inspection generator and replace carbon brush

•	Inspection gear box, replace oil filterer, take oil sample, and inspection oil pipe system and replace gear box oil every 3 years if necessary.

•	Inspection slip ring and maintenance

•	Inspection brake system

•	Inspection hydraulic system, and replace hydraulic oil filterer

•	Inspection attached facilities such as small hoist, fire extinguisher and safety facilities.

Technical training

The technical training that the seller offers refers to that the buyer’s staff received at the training center abroad. See the technical training plan offered by the seller in appendix 4 of this contract for specific time of the technical training.

Technical materials

The seller shall offer technical materials for the buyer for the purposes of completing system transport, foundation construction, tower frame fabrication, hoisting, installation and running. Basic construction drawing shall meet the requirement of applicable China design and construction specifications and may be directly applied to on-site construction. Design drawing of turbine tower shall be convenient for the manufacturer to draw up drawing transformation and processing technology.

See appendix 3 of the contract, technical materials and relevant documents offered by the seller for technical material list and required time for submission by the seller.

Contents for the first design liaison meeting

•	Goal and main task of project

•	Working scope of both parties

•	Execution plan of the seller for the project

•	Execution plan of the buyer for the project

•	Foundation design

•	Arrangement of wind farm electricity (including central monitoring system)

Others

Positions for electric and communicative interfaces to wind generator etc. need to be determined by the foreign party.

Appendix 3 Technical materials and relevant documents offered by the seller

Technical materials the seller offers must belong to the same type of the products.

The list for the technical materials the seller offers is as follows:

•	Product instruction for wind turbine generator system

•	Grid connection data

•	Installation manual

•	Operation/maintenance manual (electric manual\mechanical manual must meet the demand of the buyer for disassembling and installing equipment)

•	Specifications of cable (domestic equivalent specifications need to be provided)

•	Specifications of transformer

•	Specifications of fibre cable (domestic equivalent specifications need to be provided)

•	Construction drawing for wind generator foundation

•	Entire set of design and processing drawings for turbine tower

•	Instructions for equipment package, hoisting and transport schematic, and packing materials, including transport precautions.

There must be detailed packing list within each packing box.

•	Operation and maintenance manual has already contained contents about safety and technology.

•	Outline of wind generator debugging

There should be five copies of all technical materials in Chinese.

Appendix 4 Technical training

1. Training at seller’s factory

Training courses:

（1）	Safety training;

（2）	Principles of set structure and major parts;

（3）	Training about wind generator’s operation and maintenance;

（4）	Training about failure treatment of wind generator;

（5）	Training about principles of control system

Training time: within 2 months before delivering goods from factory

Theme	Content
Product knowledge – wind generator	Description of wind generator and its parts

Product knowledge – wind farm	Description of wind farm and its sub-system and parts

Product knowledge – electric system	Electric and electronic system, including sensor, brake, transformer and preventive lighting etc.

Product knowledge – blade	Description of blade, including brake and seesaw function

Product knowledge – hydraulic system

Assembling of nacelle; practice (assembled in work shop)	Participate in assembling system

Introduction of control system	In the assembling factory

Introduction of common failure inspection and repairing

Hoisting and commissioning	At wind farm field

Detailed training contents are determined at the first technical liaison meeting.

Appendix 5 Requirement and treatment of seller’s technicians

1．	In order to make the construction of the contractual system to go smoothly. The seller shall dispatch experienced technicians capable of on-site work to the site for technical service.

2．
If the seller’s technicians are foreign citizens, the seller shall inform the buyer of their personal information such as name, sex, date of birth, nationality, visa No., specialty, profession, working site and language 2 months before they come to China for the convenience of buyer’s assistance and confirmation. 7 days before they come, the seller shall inform the buyer of their name, correct starting date, flight number, correct arriving time, luggage quantity and weight etc. If they are Chinese citizens, the above contents shall be informed of the buyer prior to one month.

3．
The seller shall designate one on-site representative from its dispatched technicians to be in charge of solving technical problems related to the contractual system. Without approval of both parties, the general on-site representatives of both parties do not have the right to change and modify the contract.

4．	On-site work is based on the applicable standard technical requirement of the buyer’s country. The seller shall not refuse or delay the work with foreign applicable or enterprise standards.

5．
After the technicians of the seller arrive at the site, they shall determine working plan according to the construction period prepared by the buyer. Any needed modification for working plan shall be determined by on-site representatives of both parties through negotiation. Technicians of the seller shall develop work according to the agreed working plan by both parties. The buyer is responsible for project progress and coordination of each construction party.

6．
The seller’s technicians shall explain technical materials, demonstrate if necessary and answer technical questions raised by the seller during the period of foundation construction, tower frame manufacturing, installation, adjustment, reliability operation, acceptance test, operation, and maintenance period of the contractual set.

7．	The seller’s technicians shall help train the staff for the contractual system’ installation, adjustment, production, equipment repairing and analysis.

8．
The technical instructions the seller’s technicians offer should be correct. For any equipment damage caused by incorrect technical instruction, the seller is liable for offering new technical instruction or being deducted from the related charged technical instruction fee according to the actual loss of the buyer, but the compensation sum does not exceed the total sum of the technical service fee at most. This penalty is the only penalty that the seller shall bear for this item.

9．
For working progress, major work finished everyday, occurred problems or accidents and solutions, they shall be recorded in Chinese or in both Chinese and English in working log, one in original and two in duplicate copies where are held by each party respectively.

10．	The buyer shall assist the technicians of the seller to apply for needed procedures for staying in China and entering and departing from China, but all the fees are born by the seller.

11．
The buyer shall assist the seller’s technicians to take care of proper amount of personal or public daily articles, import and export procedures for tools and instruments needed for technical materials and service, but the related fees are born by the seller. The seller shall inform the buyer in advance of the above mentioned product name, specifications, amount, weight, airway bill number, value and import and export date.

12．
The buyer shall provide necessary facilitations such as food, housing with furniture and hygiene facilities, offices, labor protection appliance, necessary working tools, transport tools and interpreters at working site. All the fees shall be born by the seller.

13．	Others

•
If any technician is not qualified, the buyer has the right to ask the seller for replacement. The seller shall complete it within one week after the buyer’s requirement for replacement; otherwise it will be treated according to the punishment ratio of article 12.4.2.

•	Under the conditions of not affecting working site’s technical service and acquiring the buyer’s approval, the seller may replace its technicians but bearing fees by itself.

•	Seller’s technicians with foreign nationality shall observe the laws, rules and regulations of P.R.A. at the working site during the period staying in China.

•
Life insurance of the seller’s employees shall be born by the seller. During the execution period of the contract, in case the seller’s on-site employees are sick or have accidents, the buyer shall actively take measures to take care or help, but the liabilities and fees are born by the seller.

Appendix 6 Treatment of buyer’s employees

1．	The seller agrees to accept the following technicians to be trained in technologies at the seller’s offices and factories:

Number: 5

Days: 30

2．
During training period, the seller shall designate capable technicians experienced in technology to instruct the technicians of the buyer technologically and explain to them any possible technical problems when executing this contract.

3．
The seller shall submit primary plans for technical training, design liaison and factory inspection to the buyer 2 months before training. The buyer shall inform the seller of the name, sex, date of birth, nationality, title and specialty of the seller’s technicians 1 month before technical training, design liaison and factory inspection. The final training plan shall be decided according to the actual need of the buyer’s technicians through negotiations by both parties.

4．
The seller shall guarantee that the buyer’s technicians can be trained on different posts so that they can understand and grasp technologies, operation, inspection, repairing, and maintenance skills of contractual system. Before training starts, the seller shall explain operation rules and work precautions to the trainee in detail.

5．
During training and working period, the seller shall provide necessities needed for technical training, design liaison and for factory inspection such as test instruments, tools, technical materials, drawings, parameter data, uniforms, protective tools and proper offices.

6．
The seller shall provide round-trip tickets, housing, food and transportation tools to the buyer’s technicians, with relevant fees assumed by the seller. If the seller provides training abroad, it shall provide medical insurance for the buyer’s technicians during the period abroad. During the period from the buyer’s technician’s arrival and departure from the destination countries, the seller shall pay 180 U.S. dollars living fees including accommodation fees etc. to the buyer’s technicians, i.e. the accommodation and food fees of the buyer’s technicians during this period shall be assumed by the seller and directly paid according to this standard. If the training is made at home, the living fee for each person per day is RMB 300 Yuan.

7．	The seller shall assist the buyer’s technicians to apply for visa for entering and departing from the seller’s country.

8．
The seller shall take necessary measures to guarantee the safety of the buyer’s technicians in its facilities (office, work shop and training centre) during working days and the period of visiting wind farm and wind generator parts factory arranged by the seller. If the buyer’s employees are sick or have accidents during the training period in the seller’s factory, the buyer shall actively take measures to take care or help, but the liabilities and fees are assumed by the buyer.

9．	During the technical training period, for the theoretical leaning in classroom, the seller will provide related learning materials and teaching materials to the buyer.

Appendix 7: Delivery schedule of contract equipment and project schedule

S.N.	Tasks	Schedule
1	Signature and effectiveness of the purchase contract for wind generator equipment	Dec. 1, 2009

2	Equipment manufacture and delivery Special tools, spare parts and consumables of the wind turbine generator system	From Dec. 1, 2009 to - Dec. 30, 2009

3	Takeover of technical documents	Dec. 20, 2009

Appendix 8 Inspection standard and method

1.	inspection and test plan

The seller shall provide equipment quality control and test plan and equipment inspection standard to the buyer. The test plan includes all quality controls to be adopted on parts and the whole machine during the process of part production, assembly, transport, installation, adjustment and reliability operation. Plan timetable is to be listed and test plan shall list the test contents about major suppliers, sub-contractors or independent test organizations.

2.	Factory inspection

•
The seller must strictly inspection and test production connection within factory. The contractual equipment provided by the seller must be issued with quality certificate, inspection record and test report, and as an assembling part of quality proving documents for delivery.

•	The scope of inspection includes raw materials and factory entrance of elements and parts, component processing, assembly, test until factory acceptance.

•	The buyer has the right to participate in the inspection of major parts and wind generator assembly process at the production site of the seller.

•	The seller shall provide assembly experiment of each wind generator, acceptance report of ex-factory and adjustment report in factory.

•	The seller is obligatory for providing quality certificate and technical documents of the complete machine and parts to the buyer.

3.	On-site inspection

On-site inspection refers to the wind generator equipment inspection upon arriving the buyer’s shipping port and installation site.

•
After the equipment is transported to the shipping port of the buyer, both the seller and the buyer shall inspection whether the external packing is damaged. The seller is responsible for repairing in case of damage.

•
The seller’s equipment packing must meet the requirement for domestic land transportation to the arranged site. The seller shall assume the fees if it does not meet the transport conditions. After the equipment is transported to the installation site of the buyer, both parties jointly inspection whether the external packing is damaged. The seller shall assume the penalty if the damage is not caused by transport.

•
After the equipments arrive at the site and inspectioned through custom and commercial department, both parties inspection components of wind generator and sign the recording table of delivery situation.

•	If situations such as wrong types or shortage of equipments are found, all the liabilities are born by the seller.

•
After completing equipment hoisting, the seller’s employees are responsible for installation and adjustment of wind generators. The seller shall perform the adjustment with the participation of the buyer’s employees. After adjustment is completed, the seller shall sign on the adjustment report and submit it to the buyer, and inform the buyer of the completion and that the 360-hour reliability operation may be conducted.

4.	Reliability operation

•	After the completion of debugging, single wind generator shall begin the reliability operation for 360 hours when the running (operation) conditions are all ready.

•
The standard of reliability operation is that single wind generator runs consecutively, stably, safely and unfailingly for 360 hours. Wind generator’s automatic and customized remote restoration and manual restoration needing no repairing or replacement for any part are allowed during this period. Any shutdown through the above mentioned restoration can later be re-run will not be considered as failure, but the accumulated shutdown time through restoration correction may not exceed 10% of the time for reliability operation.

•
During reliability operation period, the accumulative power-generating time of wind generator shall not be less than 180 hours. If the time is not sufficient, the reliability operation will extend to 180 hours for accumulated power-generating time, but the extended time does not exceed 240 hours at most.

•
During reliability operation period, any failure of the seller’s equipment shall not appear (i.e. after shutdown, wind generator can not be re-run through restoration without repairing or replacement of components.) once failure appears, the reliability running time will be re-recorded.

•
After each set passes consecutive 360-hour unfailing consecutive stable running, the buyer, the seller and the final user will sign pre-acceptance certificate of this set to prove that this set has passed the inspection of reliability operation.

•
If reliability of any set does not reach all the indexes and requirements specified in the contract, the seller shall repair or replace immediately and this set will be re-tested for reliability operation. When the unit re-reaches the indexes and requirements for reliability operation pre-acceptance, the buyer signs “passed” certificate on the pre-acceptance certificate.

Appendix 9 Inspection of power curve and availability

I. Inspection of power curve

1. Power curve

See the following table for the guaranteed power curve of this contract by the seller. This power curve is based on standard air density 1.225 kg/m3.

Wind speed m/s	Power kW
4	0
5	24
6	110
7	210
8	326
9	450
10	586
11	722
12	838
13	928
14	989
15	1024
16	1038
17	1037
18	1030
19	1021
20	1011
21	1003
22	996
23	991
24	989
25	989

2. Calculation and inspection method for power curve of wind generator

During the quality guarantee period, the seller’s guarantee value on power curve is more than or equal to 95% of the calculated amount of power generation on the basis of guaranteeing the power curve.

If the buyer has questions about the power curve of any set, it has the right to raise the question in the quality guarantee period and to measure the power curve by employing an internationally famous test organization (such as Garrad Hassan, PB Power or MEASNET member) according to the IEC 61400-12 standard on its own expenses. This test shall not affect the proceeding of quality guarantee period. If the result of the test shows that the set does not reach the guaranteed value on power curve:

•	The seller shall compensate the buyer the fees for conducting the power curve test.

•	The seller shall pay penalty for not reaching the guaranteed power curve value to the buyer in accordance with article 11.7 of the contract.

Formula for validating guaranteed power curve value:

                                                        Validating generating capacity (S) (unit: KW/H)

            Actual guaranteed value (W) = —————————————  ×100%

                                                        Guaranteed generating capacity (S) (unit: KW/H)

Validating generating capacity (S) = wind frequency (WF) for calculating generating capacity × power curve value validated by a third party

Guaranteed generating capacity (B) = wind frequency (WF) for calculating generating capacity × power curve value validated by the seller.

Calculation of power amount shall be conduced with EXCEL or ALWIN. Wind frequency used for calculating power amount use vibound distribution or on-site actual wind frequency (wind measuring data require no less than one year) approved by both parties. This calculation shall be made by an independent authentification organization.

II. Inspection of availability

During quality guarantee period, the seller’s guarantee value for availability is more than or equal to 97%.

1. Calculation of availability

The formula for calculating availability is as follows:

× 100%,

Among which

A	availability [%]

P	statistical time part after modification The time part is the Gregorian calendar year, i.e. 8784 hours for general year and 8784 hours for leap year.

T	Total shutdown time, total shutdown time within P.

N	shutdown time not caused by the seller

N    Definition (for shutdown time not caused by the seller)

•	Grid interruption and invalidity besides normal grid parameters

•	Grid shutoff within plan

•	Failure of main transformer (if within the buyer’s scope of supply)

•	Maintenance (24 hours/year at most)

•	Test or expert study required by the buyer

•	Measurements proposed or required by the buyer

•	Shutdown of generator system caused by official requirements (such as noise class, flickering shadow.

•	Icing

•	Wind speed lower than cut-in wind speed

•	Wind speed higher than cut-in wind speed

•	Any shutdown caused by the buyer

•	Shutdown caused by the remote liaison problems within the obligation of the buyer

•	Lightening

•	Deliberate destroy or malicious damage

•	Storm

•	Environmental conditions beyond situations specified by “wind farm climate” documents

•	Stealing and theft

•	Strike, rebellion, domestic riot and civil war whether stated in advance or not

•	Earthquake and flood

•	External fire and explosion

•	Impact and crash caused by aircraft or other falling objects

•	Casting loose of cable

•	Self-test of system

Appendix 10 Special tools, spare parts and expandables

1. List of special tools (RMB Yuan)

Name	Name	Specification	Quantity	Unit	Unit price	Total price
1	Flat sling	3T-5 m	2	Piece

2	Prolonged nylon sling	10T-20M	2	Piece

3	Flat sling	10T-10M	2	Piece

4	Lifting wire rope	30T*5M	4	Piece

5	Hydraulic torque wrench	HYTORC	1	Set

6	Electric torque wrench	Makita 6910	2	Set

7	Manual torque wrench	700-2000N.M	1	Set

8	Manual torque wrench	350-1000N.M	1	Set

9	19mm sleeve head	3/4"24mm	2	Piece

10	19mm sleeve head	3/4"27mm	2	Piece

11	19mm sleeve head	3/4"30mm	2	Piece

12	19mm sleeve head	3/4"32mm	2	Piece

13	19mm sleeve head	3/4"36mm	2	Piece

14	19mm sleeve head	3/4"41mm	2	Piece

15	25mm sleeve head	1"32mm	2	Piece

16	25mm sleeve head	1"36mm	2	Piece

17	25mm sleeve head	1"41mm	2	Piece

18	25mm sleeve head	1"46mm	2	Piece

19	Blade protective tool	DW-T-B001	1	Piece

20	Slinger	10t	4	Piece

21	Special hoisting tool for tower frame	DW-T-T001	2	Piece

22	Special hoisting tool for nacelle	DW-T-N001	4	Piece

23	Back safety belt		10	Suit

Total

2. List of spare parts (RMB Yuan)

S.N.	Equipment name	Unit	Quantity	Price
1	Spare part kits for control system, each set contains:	Set	1

	Wind speed sensor and shielding cable		4

	Wind direction sensor and shielding cable		4

	WP 3000 computer		1

2	Electric spare part kits, each set includes:	Set	1

	Breaker		1

	Soft connection parts of power grid		1

	Capacitor and contactor		1

	Induction sensor		6

	Fuse (of different categories)		6

	Motor contactor		2

	Protective device for motor overload		4

	Soft starter of motor		4

	Protective device for motor short-circuit		4

	Relay		4

3	Spare part kits for yawing system, each set contains:	Set	1

	Hydraulic station of yawing system		1

4	Spare part kits for hydraulic mechanism, each set contains	Set	1

	Wheel hub hydraulic station	Piece	1

5	Other spare part kits, each set includes:	Set	1

	Safe valve of blade tip		10

	Rotation coupling device of blade tip		1

	Water pump		1

	Oil pump of main gear		1

	Brake pad		4

	Brake block including sensor		1

Total

3. Consumables list (RMB Yuan)

No.	Name.	Model	Unit	Quantity	Price/unit	Price
1	Hydraulic oil	SHC 524	Barrel
2	grease used for generator	Mobiltemp 1	Barrel
3	Grease used for yawing bearing	Mobilux EP2	Barrel
4	Master gear lubricant	SHC 632	Barrel
5	Master gear lubricant filter	DW-HP-4019	Set
6	Yawing lubricant filter	DW-HP-4020	Set
7	Wheel hub hydraulic oil filter	DW-HP-4021	Set
8	Elastic component of oscillation bearing	DW-HP-4022	Set
Total

Appendix 11: Acceptance certificate form

Guoce GCN1000 Type Wind Turbine Generator System

Acceptance Certificate

Wind Turbine Generator System Model

GCN1000

No. of Ex-factory	Date of Ex-factory

Manufacturer: Wuhan Guoce Nordic New Energy Co., Ltd.

Project title: Longjiang Wind Farm

Guoce Nord GCN1000 type Wind Turbine Generator System is manufactured by Wuhan Guoce Nordic New Energy Co., Ltd. and is responsible for the installation guidance and commissioning, since the date of commissioning completion, it will undergo 500h commissioning. The Wind Turbine Generator System will enter into quality warranty, and then the Seller will not be responsible for the operation and maintenance responsibility. After the certificate is signed by representatives of both Buyer and Seller, it will have the legal force, both Buyer and Seller should implement strictly.

Seller’s representative:	Buyer’s representative:

Date:	Date:

Appendix 12:                                DNV AUTHENTICATION

TECHNICAL REPORT

CLIENT	Vattenfall, Utveckling och Miljö, Vindkraft
PROJECT	NWP 1000 Design Verification
REPORT NO.	146-9611067 rev.1

DET NORSKE VERITAS, DANMARK A/S

DET NORSKE VERITAS
DANMARK A/S

Nyhavn 16
P.O.Box 1589
DK-1051 København K
Telefon +45 33 91 18 00
Telefax + 45 33 91 18 01
Reg. No. 65549

REPORT

Type of report Technical Report		Date 96-10-09	
DNV Report No.: **146-9611067 rev.1**	Subject Group	Dept. 146	Order no. 5018/641007
Title of Report NWP 1000 Design Verification Status		Approved by Christer Eriksson	
Client/Sponsor of project Vattenfall, Utveckling och Miljö, Vindkraft		Client/Sponsor ref. Göran Dalén	
Work carried out by Christer Eriksson		Sign.	
Work verified by Jakob Wedel-Heinen		Verifier's sign.	

Summary

This reports summarizes the results and conclusions from the certification of the design for the NWP 1000 wind turbine. The report does also give information with regard to approved drawings and the design criteria used in the certification.

The Statement of Compliance WTG/96/001 has been issued based on the certification activities described in this report.

4 indexing terms		Distribution statement:	
WIND TURBINES		☐ No distribution without permission from the responsible department.	
DESIGN			
VERIFICATION		☒ Limited distribution within Det Norske Veritas.	
STALL REGULATED		☐ Free distribution.	
Date of last revision 96-11-12	Rev. no. 1		Number of pages 9

DET NORSKE VERITAS
DANMARK A/S
PAGE 3 OF 9

Introduction

Upon the request of Vattenfall, Det norske Veritas (DNV) have carried out a certification of the design for the NWP 1000 wind turbine developed by Nordic Windpower AB (NWP). Certification of the design for the foundation was not included in the scope of work.

DNV certification of blade and gear manufacturing are covered under separate agreements.

In this report DNV have recommended testing for some items. The evaluation of the corresponding test results are not part of the DNV scope of work for the certification of the design.

The NWP 1000 is a two bladed stall regulated wind turbine utilizing a variable speed generator system. The turbine is a further development of the NWP 400 turbine.

Turbine data:

- Blade: NWP 25.2 with air brakes manufactured by LM
- Rotor diameter: 53m
- Hub: Teeter, 2 blades, fixed pitch
- Hub height: 58m
- Nominal power: 1000kW electrical
- Rotational speed: 25rpm nominal
- Tower: Tubular steel tower

The certification has been limited to the design of the turbine. Hence, detailed quality control procedures and detailed assembly procedures have not been subjected to certification.

This report summarizes DNV's activities related to the certification of the design. The report does also give provisions and outstandings with regard to the certification of the design.

Basis for Design

The review by DNV were carried out based on the following documents:

- Vattenfall document "Technical Specification NWP 1000" December 2, 1992 edited by Pär Svensson and Göran Dalén

- Vattenfall document "Development Study III; External Conditions and Load Cases" October 28, 1992 edited by Pär Svensson and Sven-Erik Thor,

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- Guideline/Clarification to the Technical Specification and External Conditions and Load Cases:

Number	*Date*
1	93-03-29
2	93-06-09
4	94-02-09
5	94-12-30
6 rev.A	95-11-15
7	95-11-13
8	96-03-22
9	96-04-02

- DNV "Guidelines for Certification of Wind Turbine Power Plants, 1992"

- IEC/TC88 21 draft document for discussion in Rotterdam in October 1992; "Safety of Wind Turbine Generator System"

Selected environmental criteria for the design of the NWP 1000 are given below:

- Design storm wind conditions, 50 year return period:

  $v_{3sec}(58m)=50.0m/s$

- Normal wind conditions in hub height, 58m:

  Weibul shape parameter: 2.2
  Weibul scale parameter: 8.65m/s

  Turbulence intensity: 15%
  Standard deviation of wind shear: 0.02rad/s-0.08rad/s

- Temperature interval (extreme):

  -28°C to +35°C

- Corrosion environment:

  BSK 1987 class M3

- Lightening:

  Protection according to Vattenfall specification as waived in "Guideline 2"

Personell safety aspects are not covered by this verification. Further, the corrosion protection system is not considered in detail during our review of the design.

Material testing, NDT, weld inspection and dimensional control is assumed to be carried out according to the requirements in BSK. Detailed procedures and records for these activities are not evaluated in this verification.

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Loads

NWP Report 4f "Laster" and related NWP reports 8f, 21a, 22d, 46c, 54, 54a, 55, 56, 57, 59, 76, NWP FMEA reports 29b and 12b.

Based on the above described basis for the design, NWP have established a set of load combinations. The load combinations and the resulting loads are presented in NWP Report 4f.

The maximum loads during operation have been limited by introduction of damping in the hydraulic powered yaw system combined with a teeter angle control. The teeter movement is restrained by the elastomeric buffers.

During storm conditions, the rotor is normally parked with the blades horizontally positioned. The yaw damping will limit the yaw moments also in this situation.

At a grid loss situation the rotor will be stopped at an arbitrary position and will therefore result in additional load combinations, e.g. due to tower shadow or side wind on a vertical positioned rotor.

Failure situations including emergency braking at 35 rpm have been investigated. The FMEA analyses are in our opinion sufficeintly detailed to determine critical events.

The fatigue load spectrum has been calculated using Teknikergruppens' programme VIDYN version 6. The fatigue loads are in addition to gravity loads derived using wind properties described by vertical gradient statistical distribution and a statistical distribution for the uniform longitudinal turbulence. The vertical gradients are based on measurements at Alsvik in a rather turbulent period. Further, the longitudinal turbulence and the wind distribution are based on Näsudden measurements during almost one year.

Dynamic stall and rotational sampling have only been roughly judged. In the load calculation for load case 1.1.1, it is noted that the load variations are decreasing close to and above the rated wind speed. This is in contradiction to the observations made up to now for stall regulated wind turbines. Further, there is no documentation proving nor indicating that the assumed aerodynamic damping properties are available.

Hence, measurements on the prototype will be required to verify the fatigue load assumptions.

The peak torques from mechanical braking shall be limited, hence, the time span for torque application as well as the resulting mean torque must be well controlled.

The parking system must ensure that the blades are positioned horizontally. This to ensure that the only situation with arbitrary positioned rotor is the grid loss or turbine failure situations.

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Blades

LM Drawings for the Blades:

Drawing	*Title*	*Revision*
275701	*KULFIBERAKSEL*	*941130*
267701	*FLANGE BEARB.*	*940921*
	BJÆLKEPLACERING	*941101*
276201	*BØSNING BEARB.*	*951213*
072827	*NWP 25.2 LAYUP*	*950328*
009805	*KULFIBERAKSEL*	*941130*
279301	*VINGETIPSYSTEM*	*950104*
024400	*MØLLEVINGE*	*951130*
077827	*RODSTYKKE NWP 25.2*	*950104*
213301	*STYREKLODS INDV.*	*951124*
212901	*STYR FOR DREJEBEV.*	*951124*
111001	*HYDRAULIKCYLINDER*	*910319*

Both the blade structure and the blade profile were designed by LM. The design of the blade structure is based on the load assumptions from NWP.

The root connection utilizes a system with bushing imbedded into the blade root. This type of system has been thoroughly tested both in fatigue and for static strength.

The bushings should be protected against corrosion due to water ingress along the bolts.

Certification/testing requirements for mechanical parts have not been covered by this design verification.

The calculation documentation do not specifically address compressive strength i.e. instability of the trailing edge sandwich, strength of the glue connections (shell/shell, shell/webs, shell/root, bushing/root), torsional strength and stiffness. However, the experience from other blades with similar build up indicates that this should not be critical.

The blades have been tested regarding deflection and natural frequencies.

The efficiency of the air brakes should be verified by test. Prior to serial production it is recommended that the blades are subject to full scale static test (extreme load) and full scale dynamic test (fatigue load).

Hub

Hub and Hub Details, NWP reports 7b, 30b, 38b, 50a, 65a, 68, 41b, 34, 74, 83, 88c and drawings (Ritningsliggare 120 dated 95-04-06)

The casted tubular for the hub and the hinge shafts were analysed by NWP using the ANSYS FEM program. The hinge shafts have sufficient strength to carry the extreme torque. As there are no additional safety margin, it is recommended that the torque during braking is verified by measurements.

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Main Gear

Report 5f(Gear Specification), 66a(oil cooling system), 87(FE beräkning) 52b(Hållfasthetskontroll av primärväxelände) and FLENDER report for the PENK 2355 gear box (Drawings according to Flender Part list dated 93-09-24):

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The rotor shaft is made from GGG70 which is a high strength quality of nodular cast iron with a relatively low ductility. The shaft have been subject to NDT and the FEM calculations showed that the local stresses are well below the yield stress.

The design load for the gear wheels and pinions has been selected approximately 10% less as compared with a normal stall regulated turbine. This reduction is due to the expected advantage of the variable speed concept.

The low speed bearings will require an oil with high cleanleness and high viscosity at the operating temperature in order to survive 30 years operation.

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The calculations from Flender for shafts, connections, bearings, wheels and pinions have been reviewed.

The design verification of the wheels and pinions were carried out using the DNV classification note 41.2, july 1993. The safety against tooth rupture is minimum 1.53 and against pitting minimum 1.34. These results corresponds well with the results from Flender's calculations.

High Speed Transmission

Report 43b and drawings (Ritningsliggare 130 dated 95-01-11)

The transmission is provided with a torque limiting coupling, which is intended to protect the turbine from extreme generator torque peaks.

The misalignment in the transmission is taken by two tooth couplings.

The received documentation have been reviewed. The couplings were found to have sufficient strength.

As the torque limiting coupling is essential for the safety of the rotating system, it is recommended that there is established a procedure for control of the coupling.

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Machinery Support Structure

Report 32, Report 78a and drawings (Ritningsliggare 140 dated 95-02-17)

The machinery support structure is a welded shell structure with a large man hole with stiffened edges. The support structure is provided with flanges for the attachment of the main gear and the slew ring.

The support structure was analyzed by NWP using the computer code ANSYS. The fatigue analysis was partly based on the results from the ANSYS analysis, i.e. the results were used to derive the force-stress transfer function. This was then used to calculate the fatigue damage based on rainflow counting of the time series for the stresses.

The main dimensions were checked as well as the bolt connections between the gear and the support frame. Further, the reports were reviewed for compliance with the required strength criteria, ref BSK.

The machine frame has sufficient dimensions to withstand both extreme and fatigue loads.

Yaw System

Report 77 "Hållfkoll Girsystem", Report 89 "Små girrörelser", Zollern drawings/part list and drawings (Ritningsliggare 160 dated 95-01-02)

The yaw system consists of a slew ring with internal tooting. The two yaw gears are driven by hydraulic motors. The hydraulic system will also provide damping to the yaw motion.

Our calculations show only marginal safety against tooth rupture for the yaw pinion and yaw ring toothing.

It is important that the slew ring tooting is properly greased. Further, the whole yaw system should be checked during the first months of operation.

Tower

Report 60b "Hållfasthetsberäkning av torn", tower drawings (Ritningsliggare 190 dated 95-06-09), telefax 95-09-27 from Teknikergruppen AB.

The safety factor according to BSK for fatigue strength is 1.1 multiplied with γ_{n}. This is not always used in the calculations. Hence, the inspection programme for the tower should consider the rather low resulting safety.

The buckling strength of the tower was checked considering imperfections. The fatigue calculations were reviewed and the selection of SN-curve were evaluated.

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Power and Control/Safety System

Report 64a "Report 69a "Specifikation av mjukvara till kontrollsystem", Report 13a "FMEA av kontrollsystemet", Report 35d "Specifikation av hydraulsystem för bladspetsbroms" and "State diagrams 95-02-28"

Functional testing to simulate different possible situations as e.g. grid loss must be carried out in order to determine response time as well as behaviour during braking.

The power and control system were analyzed by NWP for safety actions performed by the control computer.

The power and control system have been evaluated for safety against electric shock as well as for safety of the system with regard to hazardous actions caused by malfunctions or abnormal load conditions.

Safety against electric shock is evaluated for the used components and enclosures. The components and enclosures were found to comply with the normal design standards. The physical installation is not covered by this certification.

Safety actions of the system are performed, either by the control computer or by AC/DC converter. Based on our review, we are of the opinion that all the required functions are monitored and necessary actions are taken.

The parameter list does only cover the limits in the control computer. It is recommended that the set values for the converter-system is documented in the same way.

The generator is evaluated based on the documentation for a similar generator.

The generator cable have sufficient insulation for an ambient temperature of 35°C.

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